Delisting Determination, The Nasdaq Stock Market, LLC, February 15, 2024, micromobility.com Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined
to remove from listing the securities of micromobility.com Inc., effective at the opening of the trading session on
February 26, 2024.
Based on review of information provided by the Company,
Nasdaq Staff determined that the Company no longer
qualified for listing on the Exchange pursuant to Listing
Rule 5550(a)(2). The Company was notified of the Staff
determination on August 4, 2023. On August 11, 2023, the
Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815.
On October 31, 2023, the Company received an additional delist determination letter for failing to meet the requirements
of Listing Rule 5550(b).
On November 6, 2023, the Company received an additional delist
determination letter pursuant to Listing Rule 5605(c)(2)	.
On November 9, 2023, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
Based on the Company failure to meet the terms of the exception, on December 18, 2023, the Panel issued a final decision denying the Company continued listing.
The Company securities were suspended on December 20, 2023.
The Company did not appeal the Panel decision to the Nasdaq
Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on February 5, 2024.